Exhibit 99.1

News Release

FOR MORE INFORMATION CONTACT:

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR ANNOUNCES APPOINTMENT OF BRIAN BEATTIE TO BOARD OF DIRECTORS

PORTLAND, OR - July 7, 2016 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced that its Board of Directors has appointed Brian Beattie to the Company’s Board of Directors and Audit Committee. Mr. Beattie brings to the Board more than 35 years’ experience in finance, business operations, information technology, corporate development and strategy.

Mr. Beattie, 62 years old, is currently Executive Vice President, Business Operations, and Chief Administrative Officer of Synopys, Inc. (NASDAQ: SNPS), where he served as Chief Financial Officer from January 2006 to December 2014. Prior to joining Synopsys, Mr. Beattie was Chief Financial Officer and Executive Vice President of Finance and Administration at SupportSoft for 6 years. He was instrumental in growing the business and helped lead the company from the start-up phase through its successful IPO in 2000. Mr. Beattie began his career at Nortel Networks where over a 19 year period he took on increasing corporate, financial and operational responsibilities, and rose to become the finance executive responsible for the company's merger and acquisition strategy. He earned both his Bachelor of Commerce degree and MBA in International Finance and Management from Concordia University in Montreal, Canada.

John Bourgoin, Lattice’s Chairman of the Board, commented, “We are very pleased to have Brian join our Board of Directors given his proven track record. He brings substantial additional financial and operations expertise to our Board, which will be helpful as the Company continues to execute on its business strategy and lays the groundwork for its longer-term growth.”

About Lattice Semiconductor

Lattice Semiconductor (NASDAQ: LSCC) provides smart connectivity solutions powered by our low power FPGA, video ASSP, 60 GHz millimeter wave, and IP products to the consumer, communications, industrial, computing, and automotive markets worldwide. Our unwavering commitment to our customers enables them to accelerate their innovation, creating an ever better and more connected world. For more information, visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook or RSS.

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Lattice Semiconductor Corporation, Lattice Semiconductor (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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